FOR IMMEDIATE RELEASE
August 1, 2013

Genesis Energy, L.P. Reports Second Quarter 2013 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results. Results for the quarter ended June 30, 2013 included the following items:

•
We generated total Available Cash before Reserves of $45.7 million in the second quarter of 2013, an increase of $2.5 million, or 6%, over the second quarter of 2012. Adjusted EBITDA increased $4.7 million, or 9%, to $59 million over the prior year quarter. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•	We recorded net income of $26.9 million, or $0.33 per unit for the second quarter of 2013, compared to $18.6 million, or $0.23 per unit, for the same period in 2012.

•
On August 14, 2013, we will pay a total quarterly distribution of $42.3 million attributable to our financial and operational results for the second quarter of 2013, based on our quarterly declared distribution of $0.51 per unit. Our Available Cash before Reserves provided 1.08 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, "We have increased distributions to our unitholders for the thirty-second consecutive quarter, twenty-seven of which have been 10% or greater over the prior year quarter and none were less than 8.7%. In the second quarter of 2013, a number of items, as discussed below, combined to negatively impact Available Cash before Reserves. Pro forma Available Cash before Reserves, excluding the effects of those items, for the second quarter of 2013 would have been approximately $52.2 million, providing 1.23 times coverage for our second quarter distribution, which is inclusive of the increase in our outstanding common units due to the conversion of our Class 3 waiver units. Pro forma Adjusted EBITDA, excluding the effects of those items, would have been $65.5 million for the second quarter of 2013. These results are reflective of our underlying businesses performing as expected.
In July, we agreed to acquire substantially all of the assets of the downstream transportation business of Hornbeck Offshore Transportation, LLC for approximately $230 million. That business is primarily comprised of nine barges and nine tug boats which transport crude oil and refined petroleum products, principally serving refineries and storage terminals along the Gulf Coast, Eastern Seaboard, Great Lakes and Caribbean. Those ocean going vessels will allow us to expand our marine transportation capabilities complementing our inland waterway operations as well as our other crude oil and heavy refined product assets. We have available and committed liquidity under our $1 billion revolving credit facility to effect that acquisition in addition to funding all of our organic growth capital requirements and we expect that transaction to close by the end of the third quarter of 2013.
We continue to anticipate that we will realize an increasing contribution in 2013 and 2014 from the combined effects of our acquisitions and organic projects. Some projects, such as our Walnut Hill facility, have recently been completed and others, such as our Natchez, Wink, Wyoming and Texas City facilities, are progressing to completion. Our two largest growth projects announced to date, our SEKCO joint venture with Enterprise Products and our project around ExxonMobil's Baton Rouge refinery complex, will begin contributing in 2014 and ramp up into 2015. We believe we are well-positioned, given the current available capacity in our offshore oil pipelines, to benefit in the latter part of this decade from the dramatically increasing level of development activity in the deepwater Gulf of Mexico.
As a result, we believe we are very well-positioned to continue to achieve our goals of delivering low double-digit growth in distributions while increasing our coverage ratio and maintaining a better than investment grade leverage ratio, all without ever losing sight of our absolute commitment to safe, reliable and responsible operations.”
Financial Results
Available Cash before Reserves increased to $45.7 million in the second quarter of 2013 (or "2013 Quarter") as compared to $43.2 million for the second quarter of 2012 (or “2012 Quarter”). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital expenditures.

In the 2013 Quarter, a number of items combined to negatively impact our pipeline transportation and supply and logistics segments.
In our pipeline transportation segment, operating results from our offshore crude oil pipelines were adversely affected by approximately $2.5 million due to production variations at connected fields and unplanned downtime on the Eugene Island System.
In our supply and logistics segment, operating results were negatively impacted by approximately $2.9 million for several items including (1) expenses for repairs to one of our marine vessels as well as foregone Segment Margin attributable to that vessel's downtime, (2) demurrage costs incurred due to damage to a river lock caused by a third party operator that idled certain of our barge activities during a shipment of petroleum products, (3) downtime as a result of a turnaround at our crude processing facility in Wyoming, (4) ineffectiveness of hedging certain crude oil volumes, and (5) volumetric measurement losses associated with our crude oil gathering and marketing activities.
The Available Cash before Reserves increase in the 2013 Quarter was also offset by approximately $1.1 million of equity-based compensation costs related to the increase in the market price of our common units. The market price of our common units at June 30, 2013 was $51.83 compared to $48.22 at March 31, 2013, representing a 7% increase.
Variances from the second quarter of 2012 in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income before income taxes. During the 2013 Quarter, Segment Margin increased $7.6 million over the 2012 Quarter primarily reflecting the impact of higher volumes in our pipeline transportation and supply and logistics segments.
Segment results for the second quarters of 2013 and 2012 were as follows:

	Three Months Ended June 30,
	2013	2012
	(in thousands)
Pipeline transportation	$26,456	$20,785
Refinery services	18,696	17,278
Supply and logistics	25,290	24,768
Total Segment Margin (1)	$70,442	$62,831

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $5.7 million, or 27%, between the second quarter periods. In the 2013 Quarter, the operating results from our offshore crude oil pipelines were adversely affected by approximately $2.5 million due to production variations at connected fields and unplanned downtime on the Eugene Island System. Pipeline transportation Segment Margin increased overall quarter-over-quarter due to higher onshore crude oil tariff revenues, an increased contribution from CHOPS and an increase in revenues from onshore pipeline loss allowance volumes. Onshore crude oil tariff revenue increased primarily due to increases in total throughput volumes, primarily on our Jay pipeline system, as a result of additional barrels received at our crude-by-rail unloading terminal at Walnut Hill, Florida and upward tariff indexing on our FERC-regulated pipelines. The contribution from CHOPS increased as ongoing improvements by producers at the connected production fields resulted in lower volumes transported on CHOPS in the 2012 Quarter. Pipeline loss allowance revenues increased as a result of an increase in barrels sold in the 2013 Quarter as compared to the 2012 Quarter. These increases were partially offset by increased onshore pipeline operating costs, excluding non-cash charges, due to increased employee compensation and related benefit costs and general increases in operating costs inclusive of increased safety program costs.

Refinery services Segment Margin increased $1.4 million, or 8%, between the second quarter periods primarily due to higher NaHS revenues resulting from increases in the average index prices for caustic soda, partially offset by decreased sales volumes primarily attributable to our South American customers. Sales volumes between quarters to customers in South America can fluctuate due to timing of bulk deliveries. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point. Although caustic soda sales are not a significant portion of our refinery services activities, increased sales volumes did have a positive impact to our Segment Margin.

Supply and logistics Segment Margin increased $0.5 million, or 2%, between the second quarter periods. In the 2013 Quarter, our operating results were negatively impacted by approximately $2.9 million for several items including (1) expenses for repairs to one of our marine vessels as well as foregone Segment Margin attributable to that vessel's downtime, (2) demurrage costs incurred due to damage to a river lock caused by a third party operator that idled certain of our barge activities during a shipment of petroleum products, (3) downtime as a result of a turnaround at our crude processing facility in Wyoming, (4) ineffectiveness of hedging certain crude oil volumes, and (5) volumetric measurement losses associated with our crude oil gathering and marketing activities. Supply and logistics Segment Margin increased overall primarily from a 33% increase in crude and petroleum products volumes, however the overall composition of our supply and logistics revenue streams limited the relative impact on Segment Margin. Segment Margin also increased due to the contribution from our crude oil rail loading and unloading operations completed in the second half of 2012. These increases were partially offset by a 14% increase in operating costs, excluding non-cash charges, between the two second quarters primarily due to employee compensation and related benefit costs. Increases in those costs are the result of higher employee counts from our expanded trucking fleet and the recent growth in our crude oil rail loading and unloading operations.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $2 million substantially due to an increase in equity-based compensation costs related primarily to the increase in our unit price.

Interest costs for the second quarter of 2013 increased $2 million from the second quarter of 2012 primarily as a result of increased borrowings for acquisitions and other growth projects, a portion of which were financed with our issuance in the first quarter of 2013 of $350 million of senior unsecured notes bearing interest at 5.75% per annum. This increase was net of capitalized interest costs attributable to our growth capital expenditures and investments in the SEKCO pipeline joint venture.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended June 30, 2013 and 2012 was as follows:

	Three Months Ended June 30,
	2013	2012
	(in thousands)
Net income	$26,902	$18,584
Depreciation and amortization	15,670	15,830
Cash received from direct financing leases not included in income	1,263	1,249
Cash effects of sales of certain assets	294	294
Effects of distributable cash generated by equity method investees not included in income	4,891	6,752
Cash effects of equity-based compensation plans	(1,896)	(477)
Non-cash legacy stock appreciation rights plan expense	705	1,013
Expenses related to acquiring or constructing assets that provide new sources of cash flow	667	180
Unrealized (gain) loss on derivative transactions excluding fair value hedges	(1,971)	816
Maintenance capital expenditures	(1,015)	(806)
Non-cash tax benefit	(213)	(402)
Other items, net	412	181
Available Cash before Reserves	$45,709	$43,214

Other Components of Net Income

In the 2013 Quarter, we recorded net income of $26.9 million compared to $18.6 million in the 2012 Quarter. Our derivative positions resulted in a $2 million non-cash unrealized gain in the 2013 Quarter compared to a $0.8 million non-cash unrealized loss in the 2012 Quarter.

Distributions

We have increased our quarterly distribution rate for thirty-two consecutive quarters. During that period, twenty-seven of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.05 per unit, or 10.9%. Distributions attributable to each quarter of 2013 (to date) and 2012, are as follows:

Distribution For	Date Paid	Per Unit Amount
2013
2nd Quarter	August 14, 2013	$0.5100
1st Quarter	May 15, 2013	$0.4975
2012
4th Quarter	February 14, 2013	$0.4850
3rd Quarter	November 14, 2012	$0.4725
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, August 1, 2013, at 10:00 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES	$1,213,657	$1,013,431	$2,360,871	$1,974,148

COSTS AND EXPENSES:
Costs of sales	1,153,023	959,965	2,243,289	1,869,581
General and administrative expenses	11,314	9,967	23,061	19,559
Depreciation and amortization	15,670	15,830	30,723	30,609
OPERATING INCOME	33,650	27,669	63,798	54,399
Equity in earnings of equity investees	5,623	1,047	9,559	4,539
Interest expense	(12,254)	(10,228)	(23,695)	(20,824)
INCOME BEFORE INCOME TAXES	27,019	18,488	49,662	38,114
Income tax (expense) benefit	(117)	96	86	74
NET INCOME	$26,902	$18,584	$49,748	$38,188
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.33	$0.23	$0.61	$0.50
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	81,973	79,465	81,590	76,150

Immaterial Restatement
Revenues and cost of sales for 2012 include corrections to previously reported quarterly and annual amounts for the three and six months ended June 30, 2012. These corrections were made to present certain sales transactions on a gross basis that previously had been recorded on a net basis. The corrections had no effect on previously reported operating income, net income, Segment Margin, Adjusted EBITDA or Available Cash before Reserves.

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Texas	54,929	53,653	54,175	49,094
Jay	38,062	18,100	33,107	18,460
Mississippi	18,946	18,930	18,965	18,597
Onshore crude oil pipelines total	111,937	90,683	106,247	86,151
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	126,819	43,407	120,531	72,468
Poseidon (1)	220,687	214,470	212,663	202,108
Odyssey (1)	44,493	36,091	43,837	38,080
GOPL	9,335	18,125	9,132	21,367
Offshore crude oil pipelines total	401,334	312,093	386,163	334,023
CO2 pipeline (Mcf/day)
Free State	227,168	166,289	217,844	172,150

Refinery Services Segment
NaHS (dry short tons sold)	36,665	39,184	73,287	72,949
NaOH (caustic soda dry short tons sold)	21,720	14,670	40,950	35,588

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	119,648	90,211	113,552	87,069

(1) Volumes for our equity method investees are presented on a 100% basis.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$18,668	$11,282
Accounts receivable - trade, net	353,545	270,925
Inventories	87,908	87,050
Other current assets	25,879	34,777
Total current assets	486,000	404,034
Fixed assets, net	656,039	565,281
Investment in direct financing leases, net	154,694	157,385
Equity investees	604,380	549,235
Intangible assets, net	68,786	75,065
Goodwill	325,046	325,046
Other assets, net	38,107	33,618
Total assets	$2,333,052	$2,109,664
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$326,843	$258,053
Accrued liabilities	69,460	54,598
Total current liabilities	396,303	312,651
Senior secured credit facility	319,100	500,000
Senior unsecured notes	700,835	350,895
Deferred tax liabilities	13,275	13,810
Other long-term liabilities	17,091	15,813
Partners' capital:
Common unitholders	886,448	916,495
Total liabilities and partners' capital	$2,333,052	$2,109,664

Units Data:
Total common units outstanding	82,940,985	81,202,752

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2013	2012
Segment margin	$70,442	$62,831
Corporate general and administrative expenses	(10,305)	(8,707)
Non-cash items included in general and administrative costs	138	449
Cash expenditures not included in Adjusted EBITDA	667	180
Cash expenditures not included in net income	(1,943)	(494)
Adjusted EBITDA	58,999	54,259
Depreciation and amortization	(15,670)	(15,830)
Interest expense, net	(12,254)	(10,228)
Cash expenditures not included in Adjusted EBITDA or net income	1,276	314
Adjustment to exclude distributions from equity investees and include equity in investees net income	(4,891)	(6,752)
Non-cash legacy stock appreciation rights plan expense	(705)	(1,013)
Other non-cash items	264	(2,262)
Income before income taxes	$27,019	$18,488

GENESIS ENERGY, L.P.
RECONCILIATION OF AVAILABLE CASH BEFORE RESERVES AND ADJUSTED EBITDA TO PRO FORMA AVAILABLE CASH BEFORE RESERVES AND PRO FORMA ADJUSTED EBITDA - UNAUDITED

(in millions)

	Three Months Ended June 30, 2013
	Available Cash before Reserves	Adjusted EBITDA
As reported (1)	$45.7	$59.0
Effects of items discussed above:
Pipeline transportation Segment Margin	2.5	2.5
Supply and logistics Segment Margin	2.9	2.9
Corporate general and administrative expenses (excluding certain non-cash charges)	1.1	1.1
Pro forma	$52.2	$65.5

(1) Available Cash before Reserves and Adjusted EBITDA are reconciled to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	June 30, 2013
Senior secured credit facility	$319,100
Senior unsecured notes (excluding unamortized premium of $835)	700,000
Less: Outstanding inventory financing sublimit borrowings	(73,400)
Less: Cash and cash equivalents	(18,668)
Adjusted Debt (1)	$927,032

	Pro Forma LTM (2)
Adjusted EBITDA (as reported)	June 30, 2013
3rd Quarter 2012	$56,622
4th Quarter 2012	61,750
1st Quarter 2013	60,754
2nd Quarter 2013	58,999
LTM Adjusted EBITDA	238,125
Acquisitions and material projects EBITDA adjustment (3)	36,656
Pro Forma EBITDA	$274,781

Adjusted Debt-to-Pro Forma EBITDA	3.37	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM"). The most comparable GAAP measure to Adjusted EBITDA, income before income taxes, was $22.7 million for the third quarter of 2012, $26.3 million for the fourth quarter of 2012, $22.6 million for the first quarter of 2013 and $27 million for the second quarter of 2013. Reconciliations of Adjusted EBITDA to income before income taxes for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of such calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-

GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves, including applicable pro forma presentations, is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investments. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), including applicable pro forma presentations, is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516